Exhibit 99.1

BRADLEY PHARMACEUTICALS ANNOUNCES CHANGE TO ITS BOARD OF DIRECTORS

Fairfield, NJ - January 30, 2004 -- Bradley Pharmaceuticals, Inc., (NYSE: BDY), today announced that Bruce W. Simpson has resigned as a Director and Secretary of Bradley to pursue other opportunities. Mr. Simpson’s decision, effective January 31, 2004, is unrelated to any Bradley business or accounting policy or practice.

Bradley expects to fill its Board vacancy in the near future.

Bradley Pharmaceuticals, Inc. is a specialty pharmaceutical company marketing prescription niche therapies to highly targeted physician audiences in the United States and in 34 international markets. Dermatology brands are delivered by the Doak Dermatologics subsidiary and the Kenwood Therapeutics division provides gastroenterology, nutritional and respiratory therapies. Following the strategy “Acquire, Enhance, Grow” the company has achieved success by acquiring and managing the life cycle of brands that fill unmet needs.

Important announcement:
Daniel Glassman will present at the Raymond James & Associates 25th Annual Institutional Investors Conference at 11AM Monday, March 1, 2004 Room G, at the Hyatt Regency Grand Cypress in Orlando, FL.

Brent Lenczycki, CFO, will present at the Wall Street Analyst Forum at 9:40 AM Tuesday, March 2, 2004 at the Roosevelt Hotel in New York City.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, launches of new products, market acceptance of products, and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of related pending litigation and the introduction of new and future competing products, whether branded, or generic, or comparable, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any introduction, or future approvals, of generic or therapeutically equivalent or comparable versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.